FS Investment Corporation IV

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC IV Reports First Quarter 2018 Financial Results

PHILADELPHIA, PA, May 15, 2018 – FS Investment Corporation IV (FSIC IV), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter ended March 31, 2018. FSIC IV will hold a conference call to discuss these results at 10:00 a.m. Eastern Time on Thursday, May 24, 2018. Information for those interested in participating in the call can be found below.

Financial Highlights for the Quarter Ended March 31, 20181

●	Net investment income (loss) of $0.12 per share, compared to $(0.01) per share for the quarter ended March 31, 2017.

●	Net increase in net assets resulting from operations of $0.07 per share, compared to $0.28 per share for the quarter ended March 31, 2017.

●	Paid regular cash distributions to stockholders totaling approximately $0.175 per share.

Portfolio Highlights as of March 31, 2018

●	The fair value of FSIC IV’s investment portfolio was approximately $256.1 million.

●	Committed approximately $3.8 million to direct originations during the quarter ended March 31, 2018.

●	FSIC IV’s portfolio consisted of investments in 44 portfolio companies.

●	Core investment strategies represented 81% of the portfolio by fair value, including 52% in direct originations and 29% in opportunistic investments. Broadly syndicated/other investments represented 19% of the portfolio by fair value.[2]

●	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 9.8%, compared to 9.2% as of December 31, 2017.[3]

Quarterly Stockholder Conference Call

FSIC IV will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, May 24, 2018, to discuss its first quarter 2018 results. All interested parties are welcome to participate, and you can access the conference call by dialing (877) 443-2408 and using conference ID 1975865 approximately 10 minutes prior to the call.

A replay of the call will be available for a period of 30 days following the call by visiting FSIC IV’s web page at www.fsinvestments.com.

About FSIC IV

FSIC IV is a publicly registered, non-traded BDC sponsored by FS Investments. FSIC IV focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC IV is advised by FS/KKR Advisor, LLC. For more information, please visit www.fsinvestments.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (“FS/KKR”) is a partnership between FS Investments and KKR Credit that serves as the investment adviser to six BDCs with approximately $18 billion in assets under management as of December 31, 2017. The BDCs managed by FS/KKR include FS Investment Corporation, FS Investment Corporation II, FS Investment Corporation III, FS Investment Corporation IV, Corporate Capital Trust, Inc. and Corporate Capital Trust II.

FS/KKR seeks to leverage the size of its platform, differentiated origination capabilities and expertise in capital markets to maximize returns and preserve capital for investors.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Washington, DC. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR & Co. LP, a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC IV’s quarterly report on Form 10-Q for the quarter ended March 31, 2018, which FSIC IV filed with the U.S. Securities and Exchange Commission (SEC) on May 15, 2018, as well as FSIC IV’s other reports filed with the SEC. A copy of FSIC IV’s quarterly report on Form 10-Q for the quarter ended March 31, 2018 and FSIC IV’s other reports filed with the SEC can be found under FSIC IV’s “Investments” page at www.fsinvestments.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC IV’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC IV’s distributions for a full year. FSIC IV intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC IV’s shares of common stock is subject to the sole discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC IV may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from FS Investments, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC IV has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC IV will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSIC IV. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC IV makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC IV. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC IV’s SEC filings and other public announcements that FSIC IV may make, by press release or otherwise, from time to time. FSIC IV undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC IV, or information about the market, as indicative of FSIC IV’s future results.

[1]	The per share data was derived by using the weighted average shares of FSIC IV’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

[2]	See FSIC IV’s annual report on Form 10-Q for the quarter ended March 31, 2018 for a description of FSIC IV’s investment strategies.

[3]	Gross portfolio yield prior to leverage represents the expected annualized yield to be generated on the income-producing assets in FSIC IV’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield prior to leverage does not represent an actual investment return to stockholders.